Exhibit 99.1

Contact Information: Investor Relations 941-556-2601 investor-relations@roperind.com	Roper Industries, Inc.

Roper Industries Announces Results For 2008 Fourth Quarter and Full Year

Q4 Diluted Earnings Per Share of $0.78; Operating Cash Flow Reaches 22% of Revenue

2008 Revenue Increased 10% to $2.3 Billion; Operating Cash Flow of $434 Million

Sarasota, Florida, February 5, 2009 .... Roper Industries, Inc.  (NYSE: ROP) reported financial results for the fourth quarter and full year ended December 31, 2008.

Fourth Quarter 2008

Net earnings for the fourth quarter were $72 million, or $0.78 per diluted share, which includes $0.02 for restructuring charges.  Excluding restructuring charges, adjusted earnings per diluted share were $0.80.  Sales in the fourth quarter were $576 million, a 3% increase over the same period in 2007, which includes 9% from acquisitions and a negative 3% each from foreign currency and organic growth.  Operating cash flow was $129 million, representing 22% of revenue and 179% of net earnings.

Full Year 2008

Full year 2008 sales increased 10% to $2.3 billion.  Operating cash flow increased 26% to $434 million, representing 19% of revenue and 152% of net earnings.  Net earnings for the full year were $287 million, or $3.06 per diluted share.  Included in the full year 2008 earnings per diluted share are the fourth quarter restructuring costs noted above, as well as the non-cash charge for the early termination of the Company’s secured credit facility recorded in the third quarter.  Excluding these items, adjusted diluted earnings per share were $3.10.

“We are pleased with the performance of our businesses in 2008,” said Brian Jellison, Roper’s Chairman, President and CEO.  “Our consistent focus on growth, cash flow generation and working capital management, and lean cost structures led to record 2008 performance.  Sales for the year grew 10%, EBITDA margin expanded 50 basis points to 25.7% and operating cash flow was exceptional at $434 million.  In addition, we successfully refinanced our debt early in the third quarter, achieved investment grade credit ratings and we enter 2009 with over $700 million in cash and available liquidity.

“End market and economic conditions worsened in the fourth quarter, particularly affecting order levels in our Energy Systems and Industrial Technology segments,” continued Mr. Jellison. “Fourth quarter results include a $3 million pre-tax charge for severance costs, affecting approximately 225 people, with annualized savings over $10 million.  The majority of these reductions have been completed.”

2009 Outlook and Guidance

Mr. Jellison said, “We are well positioned for what will be a difficult economy in 2009 based on the actions already completed and those underway, coupled with our asset-light business models, leading positions in niche markets, and proven ability to complete and integrate strategic acquisitions.  Our outlook for 2009 reflects growth from acquisitions completed in 2008 and benefits from completed restructuring actions, offset by 4% negative foreign currency headwinds and flat to low single digit negative organic growth.  We expect our Radio Frequency and Scientific and Industrial Imaging segments to perform well in 2009, reflecting operational improvements and growth in businesses acquired during 2008 that provide software and solutions to the education, transportation and infrastructure markets.  We expect these segments will largely offset the difficult economic environment for several end markets served by our Industrial Technology and Energy Systems segments, where our restructuring actions are driving strong operating performance, but currency translation will result in unfavorable revenue comparisons in 2009.”

The Company expects full year diluted earnings per share (DEPS) to be between $2.70 and $3.00 with operating cash flow above 130% of net earnings.  First quarter DEPS are expected to be between $0.55 and $0.60.  The Company’s guidance excludes restructuring costs and future acquisitions.

“Throughout the year we will continually review the positioning and performance of each of our businesses to ensure that their cost structures are appropriately aligned with the realities of their markets.  We will continue to build on existing strengths across our business units and utilize our financial strength to pursue disciplined acquisition opportunities,” Mr. Jellison concluded.

Table 1:  Sales Growth
	Q4 2008	FY 2008
Organic Growth	(3%)	3%
Acquisitions / Divestitures	9%	6%
Foreign Currency (FX)	(3%)	1%
Total Sales Growth	3%	10%

Table 2:  EBITDA (Millions)
	Q4 2008	FY 2008
Net Earnings	$72	$287
Add: Interest Expense	17	54
Add: Income Taxes	35	149
Add: Depreciation and Amortization	28	103
EBITDA	152	593

Conference Call to be Held at 2:00 PM (ET) Tomorrow

A conference call to discuss these results has been scheduled for 2:00 PM ET on Friday, February 6, 2009.  The call can be accessed via webcast or by dialing +1 888-262-8790 (US/Canada) or +1 913-312-1483, using confirmation code 3973242.  Webcast information and conference call materials will be made available in the Investors section of Roper’s website (www.roperind.com) prior to the start of the call.  Telephonic replays will be available for up to two weeks by calling +1 (719) 457-0820 and using the access code 3973242.

About Roper Industries

Roper Industries is a diversified growth company with annual revenues of $2.3 billion, and is a component of the Fortune 1000, S&P MidCap 400 and the Russell 1000 Indexes. Roper provides engineered products and solutions for global niche markets, including water, energy, radio frequency and research/medical applications. Additional information about Roper Industries is available on the Company’s website at www.roperind.com.

The information provided in this press release contains forward looking statements within the meaning of the federal securities laws. These forward looking statements include, among others, statements regarding operating results, the success of our internal operating plans, and the prospects for newly acquired businesses to be integrated and contribute to future growth and profit expectations.  Forward looking statements may be indicated by words or phrases such as "anticipate," "estimate," "plans," "expects," "projects," "should," "will," "believes" or "intends" and similar words and phrases.  These statements reflect management's current beliefs and are not guarantees of future performance.  They involve risks and uncertainties that could cause actual results to differ materially from those contained in any forward looking statement. Such risks and uncertainties include our ability to integrate our acquisitions and realize expected synergies.  We also face other general risks, including our ability to realize cost savings from our operating initiatives, general economic conditions, unfavorable changes in foreign exchange rates, difficulties associated with exports, risks associated with our international operations, difficulties in making and integrating acquisitions, risks associated with newly acquired businesses, increased product liability and insurance costs, increased warranty exposure, future competition, changes in the supply of, or price for, parts and components, environmental compliance costs and liabilities, risks and cost associated with asbestos related litigation and potential write-offs of our substantial intangible assets, and risks associated with obtaining governmental approvals and maintaining regulatory compliance for new and existing products.  Important risks may be discussed in current and subsequent filings with the SEC.  You should not place undue reliance on any forward looking statements.  These statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.
# # #

Roper Industries, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (unaudited)
(Amounts in thousands)

	December 31,	December 31,
ASSETS	2008	2007

CURRENT ASSETS:
Cash and cash equivalents	$178,069	$308,768
Accounts receivable	376,855	359,808
Inventories	185,919	174,138
Deferred taxes	29,390	27,800
Unbilled receivable	61,168	60,218
Other current assets	26,906	20,405
Total current assets	858,307	951,137

PROPERTY, PLANT AND EQUIPMENT, NET	112,463	107,513

OTHER ASSETS:
Goodwill	2,118,852	1,706,083
Other intangible assets, net	804,020	613,505
Deferred taxes	28,050	23,854
Other assets	49,846	51,092
Total other assets	3,000,768	2,394,534

TOTAL ASSETS	$3,971,538	$3,453,184

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$121,807	$115,809
Accrued liabilities	261,682	194,055
Income taxes payable	1,892	24,121
Deferred taxes	-	2,442
Current portion of long-term debt	233,827	331,103
Total current liabilities	619,208	667,530

NONCURRENT LIABILITIES:
Long-term debt	1,033,689	727,489
Deferred taxes	272,077	221,411
Other liabilities	42,826	46,948
Total liabilities	1,967,800	1,663,378

STOCKHOLDERS' EQUITY:
Common stock	919	910
Additional paid-in capital	798,486	757,318
Retained earnings	1,204,521	944,886
Accumulated other comprehensive earnings	21,513	108,732
Treasury stock	(21,701)	(22,040)
Total stockholders' equity	2,003,738	1,789,806

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$3,971,538	$3,453,184

Roper Industries, Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings (unaudited)
(Amounts in thousands, except per share data)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2008	2007	2008	2007

Net sales	$575,862	$560,084	$2,306,371	$2,102,049
Cost of sales	278,054	274,011	1,118,083	1,043,654

Gross profit	297,808	286,073	1,188,288	1,058,395

Selling, general and administrative expenses	178,753	162,264	702,127	620,041

Income from operations	119,055	123,809	486,161	438,354

Interest expense	16,847	12,238	53,680	52,195
Loss on extinguishment of debt	-	-	3,133	-
Other income/(expense)	5,169	(618)	6,607	(2,502)

Earnings before income taxes	107,377	110,953	435,955	383,657

Income taxes	35,316	38,723	149,440	133,624

Net Earnings	$72,061	$72,230	$286,515	$250,033

Earnings per share:
Basic	$0.80	$0.81	$3.20	$2.83
Diluted	$0.78	$0.77	$3.06	$2.68

Weighted average common and common
equivalent shares outstanding:
Basic	89,726	88,698	89,468	88,390
Diluted	92,336	93,916	93,699	93,229

Roper Industries, Inc. and Subsidiaries
Selected Segment Financial Data (unaudited)
(Amounts in thousands and percents of net sales)

	Three months ended December 31,				Twelve months ended December 31,
	2008		2007		2008		2007
	Amount	%	Amount	%	Amount	%	Amount	%
Net sales:
Industrial Technology	161,693		166,769		687,622		644,436
Energy Systems & Controls	137,576		155,376		548,214		516,420
Scientific & Industrial Imaging	93,336		99,121		375,542		376,163
RF Technology	183,257		138,818		694,993		565,030
Total	$575,862		$560,084		$2,306,371		$2,102,049

Gross profit:
Industrial Technology	79,985	49.5%	82,293	49.3%	333,704	48.5%	310,700	48.2%
Energy Systems & Controls	71,413	51.9%	85,616	55.1%	295,133	53.8%	276,775	53.6%
Scientific & Industrial Imaging	52,488	56.2%	54,032	54.5%	206,623	55.0%	206,661	54.9%
RF Technology	93,922	51.3%	64,132	46.2%	352,828	50.8%	264,259	46.8%
Total	$297,808	51.7%	$286,073	51.1%	$1,188,288	51.5%	$1,058,395	50.4%

Operating profit*:
Industrial Technology	41,643	25.8%	44,029	26.4%	178,270	25.9%	164,750	25.6%
Energy Systems & Controls	30,250	22.0%	44,788	28.8%	126,609	23.1%	126,367	24.5%
Scientific & Industrial Imaging	20,648	22.1%	19,777	20.0%	74,739	19.9%	73,230	19.5%
RF Technology	39,885	21.8%	26,388	19.0%	159,787	23.0%	117,057	20.7%
Total	$132,426	23.0%	$134,982	24.1%	$539,405	23.4%	$481,404	22.9%

Net Orders:
Industrial Technology	141,850		160,248		656,176		639,348
Energy Systems & Controls	138,919		149,288		541,472		525,899
Scientific & Industrial Imaging	93,937		99,735		383,543		377,653
RF Technology	184,046		149,979		722,670		575,100
Total	$558,752		$559,250		$2,303,861		$2,118,000

* Operating profit is before unallocated corporate general and administrative expenses. These expenses were $13,371 and $11,173 for the three months ended December 31, 2008 and 2007, respectively, and
$53,244 and $43,050 for the twelve months ended December 31, 2008 and 2007, respectively.

Roper Industries, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (unaudited)
(Amounts in thousands)

	Twelve months ended
	December 31,
	2008	2007

Net earnings	$286,515	$250,033
Depreciation	33,900	31,805
Amortization	69,208	61,375
Other, net	44,815	594
Cash provided by operating activities	434,438	343,807

Business acquisitions, net of cash acquired	(705,244)	(106,942)
Capital expenditures	(30,047)	(30,107)
Other, net	(4,003)	(5,339)
Cash used by investing activities	(739,294)	(142,388)

Debt borrowings, net	195,516	27,600
Issuance of common stock	-	-
Dividends	(25,887)	(22,954)
Other, net	18,290	24,902
Cash provided by financing activities	187,919	29,548

Effect of exchange rate changes on cash	(13,762)	8,323

Net change in cash and equivalents	(130,699)	239,290
Cash and equivalents, beginning of period	308,768	69,478

Cash and equivalents, end of period	$178,069	$308,768